SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 1, 2007
Earth Biofuels, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

333-110249	71-0915825
(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Knox Street, Suite 303 Dallas, Texas	75205
(Address of Principal Executive Offices)	(Zip Code)
(214) 389-9800
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(c) (1) On May 1, 2007, the Board of Directors of the Company appointed Mr. Van P. Carter as Senior Vice President of Finance and Chief Administrative Officer.
Mr. Carter recently headed all operations in South East Asia, including new client development, Government relations, formation and enhancement of strategic relationships and new product development for Siemens First Capital Commercial Finance, LLC, a joint venture involving Siemens AG and First Capital LLC. He held this position from mid-2005 to April 2007.
From 1996 to 2005, Mr. Carter was President and COO of Stanford Park Associates, a holding company that owned multiple companies, including The Salem Group, Inc., a middle market firm providing capital market, M&A and operational services for companies with $75 MM to $1.0 Billion of Revenue.
Prior to joining Siemens First Capital, Mr. Carter served as CEO, COO, and President of several major companies ranging in size from 19,000 to 250 employees in multiple industries. He was also President and COO of an investment banking firm specializing in high-yield debt and disposition of impaired assets. The firm’s clients included, among others, Kodak, John LaBatt, Hardees, IMASCO and Apple.
He has also been a member of the Board of Directors or Board Advisor to NYSE, AMEX and NASDAQ companies. As Chief Restructuring Officer, he led the turnaround of both publicly traded and privately held companies.
Mr. Carter has originated and closed more than 100 capital market and M&A transactions throughout the United States, Asia, Canada, Mexico, South America and Europe, ranging from $ 475 MM to $ 20 MM. His first China venture was in 1983 when he led negotiations to form a manufacturing venture in China for a Fortune 200 company.
Before entering the private sector, Mr. Carter held senior positions at the United States Securities and Exchange Commission, including Legal Counsel to the Executive Director and Director of the Office of Consumer Affairs.
He is a cum laude graduate of the Southern Methodist University School of Law and also completed his pre-law training at that University. He also attended the University of London’s School of Oriental and African Studies and the London School of Economics.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Earth Biofuels, Inc. (Registrant)
Date: May 4, 2007	By:	/s/ Dennis G. McLaughlin, III
Dennis G. McLaughlin, III,
Chief Executive Officer